Exhibit 16.1

April 12, 2013

Securities and Exchange Commission
100 F Street, NW
Washington, D.C. 20549

Re:  Braeden Valley Mines, Inc.

We have read the statements included under Item 4.01 of Form 8-K to be filed by Braeden Valley Mines, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Sadler, Gibb & Associates, LLC
Sadler, Gibb & Associates, LLC
Salt Lake City, UT 84107